Exhibit 99.2

FINAL TRANSCRIPT

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Conference Call Transcript
FRP — Q2 2007 FairPoint Communications, Inc. Earnings Conference Call
Event Date/Time: Aug. 09. 2007 / 8:30AM ET

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. — IR

Gene Johnson

FairPoint Communications, Inc. — Chairman and CEO

Peter Nixon

FairPoint Communications, Inc. — President

John Crowley

FairPoint Communications, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Jonathan Chaplin

JPMorgan — Analyst

Tom Seitz

Lehman Brothers — Analyst

Simon Flannery

Morgan Stanley — Analyst

Robert Simmons

Oppenheimer & Co. — Analyst

Flay Lewis

Weybosset Research — Analyst

David Barden

Banc of America Securities — Analyst

Michael Safransky

Onyx Capital — Analyst

PRESENTATION

Operator

Good morning. My name is Lisa and I will be your conference operator today. At this time I would like to welcome everyone to the FairPoint Communications second-quarter 2007 earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session (OPERATOR INSTRUCTIONS). Thank you.

Mr. Ellis, you may begin your conference.

Brett Ellis  — FairPoint Communications, Inc. — IR

Good morning everyone and thank you for joining the FairPoint second-quarter earnings conference call. Participating on today’s call are Gene Johnson, our Chief Executive Officer; John Crowley, our Chief Financial Officer; Peter Nixon, our President; and Walt Leach, our Executive Vice President of Corporate Development.

Before we begin I would like to remind you that certain statements made during this conference call which are not based on historical fact may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission including without limitation the risks described in FairPoint’s most recent annual report on Form 10-K on file with the Securities and Exchange Commission. All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information. In addition, FairPoint’s results for the quarter ended June 30, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its quarterly report on Form 10-Q for such period.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

Well, thanks, Brett. Good morning everyone from beautiful Augusta Maine. Peter, John, Walt and I are here in the Maine capital as part of the merger process interestingly doing a number of different things but all of us are really quite busy.

I’m real excited to talk to you today. We have some number of developments we want to kind of update you on and I’m going to make some opening remarks, then we’re going to ask Peter who you know was recently appointed as President of FairPoint to take you through an update of the progress on the transition planning and so on on the acquisition of the properties in Maine, Vermont and New Hampshire. And then John will go through the financial highlights.

We had a really solid quarter from both the Classic FairPoint if you will standpoint and with the merger integration planning. And they are going to provide you more detail with that and I think you can see that. On the Classic FairPoint side we had good high-speed data numbers. We had good revenue growth and we are reaffirming our full-year revenue and adjusted EBITDA guidance. And I’m particularly pleased about that because we really are balancing and juggling two pretty complicated balls. One is running our business and the other is completing this transaction.

And there’s two aspects of that. One is actually getting through the approval process and then planning for the merger integration and actually completing integration. And I’m extremely pleased that both of those very different tasks are proceeding terrifically well and I think it says a lot about our management team that we are able to maintain the focus on our basic business. I have to really thank Lisa Hood for the great job she is doing and showing the real leadership she is showing in running Classic FairPoint. And of course Peter and Walt and what they are doing on the Verizon acquisition.

We made a number of announcements during the quarter regarding the New England transaction including our broadband strategy in Vermont and New Hampshire with the main broadband strategy to be rolled out very soon. We also provided some specific details on the creation of so far 675 new skilled positions across the three states, literally in numbers of different locations in three states.

We are, as you know, making a considerable upfront investment in the areas of back office infrastructure and technological improvements so that we can run these properties well and so that we’re properly positioned to do that and continue to grow those three kind of three states operations in the future. And we are really, really excited about it and we’re very focused on that. I am extremely pleased with the progress that we’ve made and Peter has shown tremendous leadership in getting us to the point we are.

On the regulatory process, Walt is managing that. He’s available to answer questions if there are any but we’ll not actually speak on the call unless you have questions. He says we’re still on track to close the transaction early 2008 after the stockholder and regulatory approvals are completed. The regulators in all three states are doing their work, their detailed due diligence. We’ve answered I think over 7000 data requests now as we are really dealing with lots and lots of details about how we’re going to be running this business. And we’re literally working on a daily basis with the regulators in all three states.

We believe that our interests are absolutely aligned with the interests of consumers and businesses and the three states are telling us that and so we look forward to continue to work with the regulatory authorities both through the closing and then of course after the closing.

A couple of quick numbers relating to Classic FairPoint I think are important before John and Peter take it. The first is that we ended the quarter with 65,132 high-speed data subscribers which is an increase of 3318. Our HSD penetration is now 26.3% of voice access lines which is a nice increase from last year when we had 21.2% at the end of the second quarter. Our broadband availability is in excess of 92% now companywide and we are very proud of that. We think that’s industry leading kind of numbers.

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

We held ARPU steady. As you know we’ve had ARPU in the $40 range, last quarter it was $40.28 so that has been very steady for some time now and we are quite pleased with that. We expect to bring a very strong broadband product both from a standpoint of the product itself and then actually rolling it out across those three states after we complete the New England transaction. I think you can look at what we’ve done in Classic FairPoint and get some sense of what we expect to be able to do in these three states.

It sounds like we have an awful lot on our plate and I’ve got to tell you, we do have an awful lot on our plate but I’m extremely pleased that we have all the people in place, all the pieces of the puzzle kind of to handle it and make it another great success for FairPoint.

We have a tremendous management team. We have a great advantage now. We’re going to have a truly state-of-the-art infrastructure. We’ve got product offerings that I think customers are going to absolutely love and probably most important, we have an extremely dedicated workforce that puts our customers first. Actually we were talking this morning to some of our employees and that is one of the real hallmarks of FairPoint employees is we care about customers probably more than anything and that is how we’re going to be successful long-term.

Before I conclude my comments and turn it over to Peter and John, I did want to thank all of our shareholders for their patience as we continue on this road to closing. This is a long process. We think it’s going to take a full year from the time of announcement to close and clearly it’s on track for a full year. We think you all understand the inherent value that the acquisition will unlock for the Company and for our shareholders and quite frankly, for the people living in the communities that we’re going to be serving. And I think they are really excited about that.

So I would encourage you if you haven’t done so to send your proxy card in and vote in favor of the transaction. As you know, the annual meeting is scheduled for August 22nd when we will conclude that process.

Also I want to let you know how proud I am of the team here at FairPoint. I think I’ve mentioned that but I really have asked a lot of them probably more than is fair and they have consistently exceeded my expectations. Peter’s got a big grin on his face right now. He knows what I’m talking about. We have a lot ahead of us that we’ve got to do but we’re going to get this done if we just maintain the momentum we’re on, we’re going to work really hard to get this transaction completed.

One of the real keys to our success I think not just on this transaction but over the past ten years since Peter joined us, is the great leadership and dedication he has shown to our employees and to our customers and to the work we’re about at FairPoint. He was recently appointed to position of president and has really been critical in our success and I think that Pete is going to be critical in FairPoint’s future successes for many years to come.

So with that, I think I’ll stop talking. I’ve talked probably more than you want to hear me and let Peter update you on the transition progress we’ve made with the Verizon acquisition. So, Peter.

Peter Nixon — FairPoint Communications, Inc. — President

Thanks, Gene, and good morning, everyone. So the transition from the Legacy Verizon systems to the new FairPoint systems, preparing to integrate approximately 2800 Verizon employees into FairPoint, and filling more than 675 new positions to run the business is a large and complex undertaking. As I indicated on the first quarter’s earnings call, we have taken this one very large project and have created over 40 subprojects which enable Verizon, Capgemini, and FairPoint to focus and dedicate resources to meet the overall plan objectives and timelines.

I’d like to provide you with an update on our key progress to date and what to expect in the coming months. Key to our progress is the project management discipline being followed by all parties and another is a level of resources now in the projects. There are currently approximately 500 people on the project at Capgemini, 50 from FairPoint and a very large team from Verizon.

As a reminder for my discussion in the previous quarters, we have planned for three discrete releases in the transition, launch, at closing for those functions that FairPoint will assume at that time; independence, when we convert all services of the transition services agreement or TSA; and delta, sometime after conversion for any system upgrades or enhancements for new products and services that were not scheduled in the prior two releases.

We have completed the system specifications, use case designs and system integration in a test environment for the systems that will support functions at closing. These systems have been demonstrated in a conference room pilot and now undergoing a thorough testing process to ensure functionality within the system as well as functionality across the systems. As we move through the testing stage, we will increase the complexity of the transactions thoroughly testing each.

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

For the independence release, the transfer off the Verizon systems and termination of TSA, we have also completed initial round of testing with the next scheduled to be completed in early September. Integration testing of these systems will also include access into the network elements of major vendors. This is a critical step in the project as we test each business process through the system to ensure data is transmitted from system to system with the desired outcome. For instance, when a service order is initiated and network elements such as a switch is updated or a new service is provisioned.

Verizon has now delivered to us their final cut over plan and we in turn have provided them with our final cut over preparation task. The companies previously exchange preliminary versions which the team has examined and modified to ensure alignment. This ensures that our plans and dates provide a common roadmap so that each of the many teams can coordinate their work. FairPoint and Verizon have assigned single points of contact for each discipline as well as subject matter experts within each discipline all working from a common roadmap.

The next major milestone is a first of two test extracts from Verizon which will be initiated on August 31st. Once we receive the test extracts we will install the data into our new systems and have the first opportunity to evaluate the data conversion process as well as the data mapping. We will continue testing until we see the second extract in early 2008 at which point we will run through the extract and test processes again.

In order to have progressed this far, we have designed our organizational structure for 2 million access line equivalent operations with a similar scale in consumer, business, wholesale, operations, marketing and support functions. We’ve already hired, transferred internally many of the senior executives and leaders to design and manage these systems and processes and further we’ve identified 675 positions to be filled or will be based in Maine, New Hampshire and Vermont.

We’ve determined specific locations for these new positions for a data center, accounting department, wholesale operations, outbound telemarketing, network operation center and other functions. We also look forward to providing opportunities for career advancement and promotions for the Verizon employees who will be joining FairPoint.

Finally, we have completed the facility buildout for the temporary data center in a Verizon owned building that we are subleasing until it is transferred to us at close.

Another major initiative for us is our broadband expansion plan that Gene referenced a few minutes ago. We have prepared the initial broadband expansion plan with a budget of $44 million for all three states and this will allow us to increase the existing broadband availability from 62% to approximately 83% in Vermont within 24 months of close; and approximately 62% to approximately 80% in New Hampshire within that same time period. And as Gene mentioned, the broadband plan for Maine will be finalized shortly.

To summarize, system design, vendor selection and system integration testing are on plan and business readiness planning and new hires are also on plan. As I indicated earlier, this is a very large and complex undertaking. We have combined efforts and expertise of Verizon, Capgemini and FairPoint aligned and operating very well together to ensure that we are ready for closing and cutover as seamlessly as possible for our customers.

With that, I will turn to John Crowley.

John Crowley — FairPoint Communications, Inc. — CFO

Thanks, Peter. Good morning, everyone. I’m pleased to report to you another solid quarter for core FairPoint or Classic FairPoint, as we call it, with good operating results and significant progress on our pending merger.

Let me first walk you through the financial results for the quarter. Revenues were up 8.9% this quarter from the previous year to $69.9 million. Excluding the contribution from acquisitions, revenues were up 1.6% or $1 million compared to the second quarter of 2006. The components of the revenue increase in the quarter were first, long distance revenue increased $1.8 million mostly in our wholesale business; data and Internet revenue increased $800,000; intrastate access revenue increased $400,000; and interstate access revenue increased $200,000.

These increases were partially offset by a decrease in universal service fund receipts of $700,000, a decrease in local service revenue of $800,000 (Company corrected following call from $300,000)and a decrease in other revenue of $0.7 million (Company corrected following call from $1.1 million).

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Operating expenses excluding depreciation increased $13.1 million compared to the second quarter of 2006 excluding the impact of acquisitions. $8.3 million of that increase is due to merger-related expenses and therefore not core operations. The remaining increase is principally due to an increase in operating taxes of $1.6 million which is an unusual item that I will discuss in a moment. And other increases in expenses were network operating and toll expense of $900,000 and an increase in cost of goods sold is $600,000.

As I mentioned a second ago, operating taxes are up $1.6 million year-on-year. This is due to the sale of our investment in Orange County-Poughkeepsie Limited Partnership. That investment was held by an operating company in a state that does not have income taxes and therefore the taxes required to be paid by the company are classified as operating expenses. But this is clearly a onetime expense and specifically associated with the sale. And I’d like to point out that this onetime expense was added back to determine adjusted EBITDA as permitted by our credit agreement because it is a tax and a noncore asset sale.

Adjusted EBITDA was $29.9 million for the quarter or about $500,000 greater than the guidance we gave in May. Keep in mind this is calculated by adding back the $8.3 million of merger-related expenses that I mentioned a second ago. The principal change from the previous year was that distributions from investments were $200,000 in the quarter, down by $2.1 million from the previous year. This is of course directly tied to the Orange County-Poughkeepsie sale and dividends and distributions will no longer be a material part of our business.

Net income for the quarter was $0.88 a share, almost entirely attributable to the gain on the Orange County-Poughkeepsie sale. In the quarter, we generated from operations, cash available for dividends of $12.1 million and we declared a dividend in the quarter totaling $13.9 million so we tapped into the cash available for dividends cushion as I guided in March and again in May. As we’ve said before, for the remainder of the year we expect to replenish cash available for dividends and I will explain that in a minute.

We invested $15.8 million in the quarter in capital expenditures of which $7.8 million was deducted from cash available for dividends because under our credit agreement the merger-related cash capital expenditures are excluded from that calculation. And so at the end of the quarter we had $43.6 million in cumulative cash available for dividends. At the end of June, our access line equivalents which are defined as access lines plus HSD subscribers but exclude our video subscribers, were more than 312,000 versus 294,000 at the same time last year. The increase is primarily due to acquisitions but it is also because of a solid increase in HSD subscribers.

In the quarter excluding acquisitions, we added over 3300 HSD subscribers and our HSD ARPU was slightly over $40. Regarding guidance for the rest of the year, we continue to expect revenues of $281 million to $284 million and continue to expect our adjusted EBITDA to be in the range of $123 million to $125 million and we have a high confidence level for the following reasons.

In the third quarter, I expect we will generate adjusted EBITDA at a minimum level of $32 million. We are now getting the efficiencies of the call center consolidation which we announced in October and we’ve had a favorable ruling on earning interstate revenues on the NECA pools on a particular asset class.

We estimate that capital expenditures in the third quarter excluding expenditures related to the merger will be approximately $9 million to $11 million and cash interest expense will be $9.7 million to $9.9 million.

Also in the third quarter, we will recognize an additional gain of $2.7 million related to the release of the escrow account for the Southern Illinois Cellular Corporation investment that we sold last year, you probably remember that. This will increase our cash available for dividends in the third quarter over and above the amount generated from operations that I mentioned a second ago.

And also just from a pure liquidity standpoint, on July 31st, we completed the sale of Yates City Telephone Co. for $2.5 million. That company had less than 500 access lines.

As to the transition, as Gene and Peter have said, the work is progressing according to plan. The transition is on budget and on plan and therefore we are making no change to our capital expenditure guidance for 2007 or to our merger transition expense guidance for 2007 and 2008. We continue to expect cash capital expenditures related to the merger to be approximately $84 million for the full year before applying the reimbursement that we may receive from Verizon.

I do want to quickly mention that our accounting treatment of the capital expenditures and operating expenses related to the merger may cause the financial statement impact of these expenditures to be slightly different than the cash flow impact over the next several quarters. The actual cash flow impact of the merger-related costs has not changed significantly from our original projections, either amount or timing.

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

By the way, just as a housekeeping reminder, I wanted to mention that the Orange County-Poughkeepsie gain was not added to cash available for dividends per the credit agreement but we can utilize the proceeds for the Maine, New Hampshire and Vermont transition and of course we will. On balance, we’re feeling good about Classic FairPoint, very good about Classic FairPoint and on our progress on the transition.

And with that, we are happy to take questions. Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Jonathan Chaplin, JPMorgan.

Jonathan Chaplin — JPMorgan — Analyst

Good morning. I’m wondering if you could give us some details on how access line trends and EBITDA margin trends progressed in the Verizon properties that are being acquired? Thank you.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

John will answer that, Jonathan. Thank you for the question.

John Crowley — FairPoint Communications, Inc. — CFO

Yes, thanks Jonathan. Let me just look up those numbers for you. I’d say the Maine, New Hampshire, Vermont results were pretty much in line with our expectations. Total access lines were down to 1,570,000 or 7.2% year-on-year. Interestingly the bulk of the decline was in wholesale, resale and UNEP lines. The residential access line loss was actually only 6.1%. DSL lines are at 202,000, up 23% year-on-year year. That results in a DSL penetration of 13.9% compared for example to our 26-plus%.

I don’t have full financials yet because they account for regulated and non-regulated business separately. But it looks like revenue was up just a bit less than 1% and EBITDA was down but it looks at first glance like much of the decline is attributable to central corporate allocations which we don’t inherit, of course rather than any expense increase from on the ground costs which we do pick up. And that is not too surprising. That is really consistent with what we saw in the first quarter financials where EBITDA first quarter of ‘07 was actually up from first quarter of ‘06 for the Verizon property.

So I would say some things are a positive surprise, some things not, but generally as expected.

Jonathan Chaplin — JPMorgan — Analyst

John, as you look at it, can you tell when you exclude the corporate allocations whether EBITDA is kind of stable sequentially? And can you remind us what it was in the first quarter?

John Crowley — FairPoint Communications, Inc. — CFO

Yes, I will have to look it up for the first quarter. I believe it was — let me look it up for you, Jonathan. It is in our S-4 as you know. For the first quarter, it was $98 million and I would say if you exclude the corporate allocation, the EBITDA first quarter to second quarter sequential, as you say, was pretty much flat. We don’t know that for sure yet because we don’t have all the information, we don’t have the non-reg expenses yet. But it looks like EBITDA will be down slightly but most if not all of that decline is attributable to corporate allocation.

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Jonathan Chaplin — JPMorgan — Analyst

Excellent. And can you — so I know that you’ve been pushing bundles more aggressively and that that has had a positive impact on a long distance subscriber metrics. But I also notice that ARPU is up fairly substantially and it looks like you guys are pretty much at the high end of the group in terms of where LD ARPU is. Can you remind us what is driving the rise in ARPU there?

John Crowley — FairPoint Communications, Inc. — CFO

Right, yes. I would like to take credit for that Jonathan and say that we’re doing a fantastic job of selling long distance minutes on the retail side. But the bulk of the increase was actually in our wholesale business. Our ARPU on the retail business is up slightly but the reason that you are coming up with that calculation is because our wholesale revenues and retail revenues are reported to you in the aggregate.

Jonathan Chaplin — JPMorgan — Analyst

Okay.

John Crowley — FairPoint Communications, Inc. — CFO

Okay? But I would say that the retail LD ARPU is up slightly.

Jonathan Chaplin — JPMorgan — Analyst

Okay, thank you very much.

Operator

Tom Seitz, Lehman.

Tom Seitz — Lehman Brothers — Analyst

Good morning. Thanks for taking the question. When you announced the transaction, I think that you outlined $75 to $95 million in potential cost savings and synergies. You’ve been in there doing the due diligence for eight months now and you’ve had a give and take with the regulators. Based on what you think they might require for the transaction to be done, and the way, and now that you’ve lifted up the hood, so to speak, for a while, are you still pretty comfortable with those numbers?

And then second question, real strong DSL numbers particularly vis-a-vis most of the rest of the universe. Was there any special promotions going on or can you walk us through maybe what you attribute your success in that category to? Thanks.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

Tom, it’s Gene. I’ll take the second question first and then I will answer the first question second. As far as DSL, we didn’t do anything particularly unusual during the quarter. It’s just blocking and tackling and as you know, we emphasize DSL. We believe it is critical both to our success and to the success of our customers so we emphasize it and have for a long time. We continue to work on our network to make sure that we are able to expand our product offering, expand our speed and so on. And I think that is really what it is all about.

I think every employee at FairPoint focuses every day on DSL. So nothing special other than there’s kind of a culture we have of broadband, I think is a fair way to say it.

As far as your first question is concerned, without getting into the specifics and the details, I think it is fair to say that we feel as good today if not better about the synergies in the transaction as we did when we entered into this and we announced it. We actually of course have much more information today as we have begun putting together in great detail our operating plan. A number of the assumptions we made we have learned

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

are actually we have had far more positive pleasant findings than negative and as a result of that, I think we can tell you that we still feel very good about the synergies.

I don’t really want to comment on what may or may not happen in the negotiations. I will comment on this, however, as it relates to the PUC process. We have to get approvals from about seven or eight different groups of regulators. We’ve received approvals already from the FTC and from the states of Virginia and Illinois. We are waiting for approval from the Federal Communications Commission; don’t know exactly when that will happen.

I recently had a conversation with the chairman in which he just kind of—did not obviously talk about the deal because I didn’t want to violate any ex parte rules, but basically he said that generally they consider the guideline, the 180-day guideline as guideline and they work hard to try to achieve that but there’s a lot going on at the commission right now and they will get it out soon or at some point.

As it relates to the three states that process is ongoing. There have been a number of interveners as you know including the logical interveners, the people who are concerned about the transaction from the standpoint of their own financial well-being for instance the CLECs, the ILECs, making sure we can hand off to the CLECs the same way Verizon for instance hands off to them. On the wholesale side of our business, the ILECs are concerned about the things that we will now be doing for them that is currently being done by Verizon.

The unions are concerned about making sure that their members have a strong future with FairPoint and kind of a financially sound future with FairPoint. And also the consumer advocates are concerned that this is in the best interest of the customers. We are in discussions with all of those as well as the local utilities who are concerned with things like shared poles and tree trimming and all these kinds of things—I’m talking about the power utilities.

We are in discussions with all of those right now. Those discussions are obviously—we want to keep confidential. We think they are going well at this time, we don’t have any announcements imminent, I don’t think. You’ll start seeing though various interveners withdraw I think or are at least announce that we’ve agreed—that they’ve agreed to settle with us or support the transaction or whatever. And we think we are still on track.

Now there’s no guarantee that we’re going to get the approvals we need to close the transaction. Obviously when you are dealing with public utility commissions you can’t ever guarantee anything but we are working hard on that. And we hope to have—talk more about that in the next quarter, things should be a lot clearer. If we know more before then, we certainly would announce that. But I don’t think it would be appropriate right now for me.

It’s kind of a long answer to tell you that I can’t really tell you what any impact might be because we are in some pretty important negotiations right now.

Tom Seitz — Lehman Brothers — Analyst

But bottom line, the original guidance certainly hasn’t come lower on the potential cost savings and synergies?

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

No, no, absolutely I would say that is absolutely a true statement.

Tom Seitz — Lehman Brothers — Analyst

Okay. Thank you very much.

Operator

Simon Flannery, Morgan Stanley.

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Simon Flannery — Morgan Stanley — Analyst

Okay, thank you. Good morning. I was interested in the broadband plans that you are submitting to the states. Can you give a sense of do you have to make commitments about the amount of the speed that you are delivering into those homes? And secondly, can you update us on the funding of the Verizon deal? Is there any impact from the turmoil in the credit markets that we should be thinking about in terms of the availability or cost of funding? Thanks.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

Good morning. And Peter will answer that first one, Simon, and then John will answer the second question.

Peter Nixon — FairPoint Communications, Inc. — President

Good morning. This is Peter. The first question was with regard to meeting the speeds and how we would be providing the broadband network?

Simon Flannery — Morgan Stanley — Analyst

Yes, do have to commit to a certain speed, yes?

Peter Nixon — FairPoint Communications, Inc. — President

Yes and our commitment is to match the current speeds being offered by Verizon in their markets today. And that is the easiest way to do so whatever speed they are offering in the markets, that is our plan to match that. And by the way at their current pricing. So that is our approach and that’s our commitment to the various constituents.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

And by the way that is what we assumed in the initial projections so there is no change there from what we assumed when we actually announced the deal.

Simon Flannery — Morgan Stanley — Analyst

Okay.

John Crowley — FairPoint Communications, Inc. — CFO

Yes, and Simon, we’re obviously monitoring the capital markets very, very closely. Everybody is affected to some extent. There have been some hiccups in June and July but there were, as I understand, there were a number of bond deals priced just yesterday, yesterday was a pretty good day in the market.

In the high yield market, our impression is that solid mainstream vanilla issues such as ours probably have the best prospects for the come back. Apparently in the secondary trading market, at the quality end of the market where we are, there is some trading whereas it’s the exotic things, the PIK toggle bonds, the highly leveraged deals, the covenant-lite deals, they are still in various banks’ inventories.

And of course we have some alternatives too with that particular route of financing. To the extent that there may be some cost effect in the market on the high yield side, we are actually to some extent hedged on that because the bulk of the financing is in the bank piece. And in the bank piece, we already have the margin fixed by commitment. And on the underlying interest rate piece, we have substantially hedged our existing debt through 2012. We leave those hedges in place after closing and we put in contingent interest rate hedges on part of the increased debt such that we’re already about 55% fixed on our debt going in and we will continue to watch the market.

So I think with the strong financing commitment we have from the banks, Lehman, BofA, Deutsche Bank, Morgan Stanley have committed almost $2.1 billion to us at a fixed margin. That is actually more than we needed. We took commitments in excess of our needs in order to allow

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Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

for some fine-tuning of the capital structure later. We will probably actually be dialing back the existing commitments if anything. So while we are watching it closely, we feel we have sufficient hedging and sufficient alternatives that we’re in pretty good shape.

Simon Flannery — Morgan Stanley — Analyst

Thank you.

Operator

Robert Simmons, Oppenheimer & Co.

Robert Simmons — Oppenheimer & Co. — Analyst

Hey guys. Most of the questions have been answered but I was wondering what was the EPS impact of the sale?

John Crowley — FairPoint Communications, Inc. — CFO

It was most of the $0.88, Robert. It was—the after-tax effect of the Orange Poughkeepsie sale was about $0.83 as I said a moment ago. The bulk of our net income was from the sale of Orange Poughkeepsie and that was to be expected given that we are taking the expenses related to the merger.

Robert Simmons — Oppenheimer & Co. — Analyst

All right, got you. Thank you.

Operator

Karen Coulter with Weybosset Research.

Flay Lewis — Weybosset Research — Analyst

Hello, it’s [Flay Lewis]. My first question was answered. If I understand properly, the financing for the merger is substantially in place. And secondly, there have been some confusing numbers out. Could you tell me about the future of the dividend for the first few years after the merger?

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

Yes, I will take that question. We have, our Board has iterated its position on the dividend then for this year, has made no comments at all about the dividend after this year. They will obviously have a huge responsibility around the dividend and it is the Board’s responsibility to declare a dividend. They will make that decision at some point I would assume in the future.

And beyond that, all I will say is that we pay a lot of attention to the dividend. We know the dividend is important but we have no real—I think there is no guidance on the dividend going forward because the Board really hasn’t stated anything about that.

Flay Lewis — Weybosset Research — Analyst

But you would say the dividend is a priority for the Board? Is that right?

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

Oh, yes. Absolutely.

Flay Lewis — Weybosset Research — Analyst

Okay. Thanks very much.

Operator

David Barden, Banc of America.

David Barden — Banc of America Securities — Analyst

Good morning. I guess I’ve got three questions. Obviously since the deal was announced, the stock has kind of gone from 21 to 15 and change. The yield was over 10%, it’s the highest in your group. Clearly the market is challenging your comfort level with the ability to both close the deal as claimed, scale up your management capability for a larger organization, and then integrate this very complicated transaction which if you—.

I don’t know how many people have read through all these transcripts but there has been a lot of debate between the consultants that the regulators have hired and your own guys about the conviction level of that this can all be done. Because I think you are not only buying this company but you are also converting tons of systems at the same time. Other than your strong belief, could you offer up evidence from Capgemini or some other kind of concrete data point that would give the market conviction that this thing is not just on track but doable period?

And if not now, could you lay out a timetable when? Because clearly this is something that obviously if it goes great, lots of upside, if it goes badly, lots of downside. And it is not clear that there is really any outcome in the middle.

The second question is just on the subsidy side of it. Obviously you are a rural player with a rural exemption from the ‘96 Act, etc. Verizon is not. Could you talk about what happens when you buy those lines, you own those lines, what changes in terms of your obligations on UNEP, subsidies, etc.?

And I guess last is, you mentioned you’re confident that the deal will close but if it didn’t close, you’ve sold the OCP company. What happens to the dividend just out of curiosity if this thing doesn’t happen? Appreciate it. Thank you very much.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

I’ll try to answer kind of the first two questions. Peter may want to fill in something after I get through and then John can do the last. The first question was related to our ability to do the transaction, the difficulty of the transition. I think we are replacing something like 130 systems and processes with 30 or something in that ballpark anyway.

There are a number of key dates coming—some have passed already and we have done very well. I will tell you that we have established a very complex kind of approval matrix which include the number of tests that have to be passed literally every month as we—and one aspect of this is as we approve invoices for instance from Capgemini and others, another is just for our own internal uses and tests to make sure we are on target. And so far we have met every one of those with no difficulty at all.

And I think that in some respects we are being tarred with what happened in—I’ll just say it—in Hawaii. It’s kind of like the big elephant sitting in the corner of the room. I think the facts are if anybody really understands that, that we are light years ahead at this time of where they were even when they closed the transaction. We, as Peter said, have a large number of people working on this. We have vendors not only Capgemini but we have people from Oracle and I can’t tell you the number of other outsiders who are working on this project all who have quite frankly skin in the game to make sure that this is a successful project.

So the planning has gone extraordinarily well. It is logical I think that something this large this complex; people would ask a lot of questions about it. We will, we recognize I think that that is kind of a big question mark in the marketplace. I think your assessment is probably correct is people are really realizing how complicated this is and therefore there is this question mark. We will try to do a better job maybe of giving information if it helps show where we are. And with that, Peter wants to say something.

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Peter Nixon — FairPoint Communications, Inc. — President

Thanks, Gene. Let me give a little bit more specificity along the lines of the team (inaudible) with regard to the systems we’re putting in place. What I can tell you is that all the major systems are currently in a test environment and indeed all the systems necessary for the initial stage of our testing are undergoing testing today. We’ve gone through—we think of it in terms of four different stages of the testing. We’ve already been through the first stage; we’re into the second stage.

We are going through two different elements of testing. One is a product testing within each system. We are then doing integration testing which is across the systems and we’re running these 20 hours a day, Capgemini is, 20 hours a day in a testing environment and they use four hours each day then to go and put patches into the systems. So the rigorous testing is already underway. We are measuring it—we are getting hourly, daily, weekly and monthly results so we can track to it. There is a very disciplined timeline in front of us in terms of how we’re going to do it and when we are going to do it.

So the testing protocol, as Gene indicated, is already in place and this is part of the reason we started early as we did because here we are months away from close much less cutover and we’re already well into the testing environment.

Second, I want to just touch base with you on the organization. We brought on board some very seasoned and key executives. We now have brought on board a vice president consumer of small-business services, came out of AT&T, great background; brought on board a vice president of business and wholesale, came out of the CLEC environment, really strong background in that area, key constituent group.

We brought on a vice president of HR, came out of AT&T, large organization. Vice president of IS/IT, came out of a large wireless company. Again, key because of what they do, the transaction involvement and the size and complexity similar to us; gives us a degree of confidence in the executive team necessary to run and operate the business.

We’ve brought on a director of operations who came out of Verizon. So we have intentionally sought after executives with a large company experience who also have the same type of values and approach to business that we have. So, again, we can get into more specifics down the road as we do, but I just wanted to give you a little bit of indication that we are well already at this stage in the testing and the data extracts. As I mentioned earlier in my remarks, Verizon will initiate the full data extracts at the end of the month and we’ll get our first look at those. So that is all in a timeline that gives us that kind of comfort that we are on course.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

Right. And David, the answer to your second question is really short. And that is we don’t anticipate anything changing as it relates to universal service and subsidies as related to these properties in these three states. So we did not plan for that and we don’t anticipate that, and that is not in our business plan at all.

And then I think we’ll ask John to answer the third question.

John Crowley — FairPoint Communications, Inc. — CFO

Dave, first of all, I think you focused on the two key aspects of what we are doing here. One is the importance of the dividend to our shareholders; we recognize that. I think if you look through our proxy statement, you will see that the protection and enhancement of the dividend capability was an important consideration of the board as they considered this transaction and the alternatives. So there is a substantial commitment to that.

In terms of what we would look going forward in the hypothetical case if this didn’t close, I think 2007 is probably a pretty good model. Again, you have pointed out exactly what would change. We won’t have Orange Poughkeepsie, but we are very confident in the guidance that we’ve given for this year at the $123 to $125 level.

You would, of course, have to adjust that for the first-quarter distribution from Orange Poughkeepsie which was $2.1 million. We think that is our starting point for 2008. There would be some continuing pressure on USF and access, but we think through continuing efficiencies and through corporate overhead that we can manage that.

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

David Barden — Banc of America Securities — Analyst

All right, guys. Thank you very much for that.

Operator

Michael Safransky, Onyx Capital.

Michael Safransky — Onyx Capital — Analyst

Good morning. Just a question on the merger again. As far as the debt being assumed, is that going to have to be refinanced or are you just going to be able to assume that debt?

John Crowley — FairPoint Communications, Inc. — CFO

Mike, the debt on Spinco is actually going to be created specifically for the transaction. There will be a high yield likely done at that time and there will be a floating-rate bank deal done in concert with us. That is the $2.1 billion commitment that I talked about a second ago. So we will actually be creating as part of this transaction the debt at the time of closing. We have that commitment in place. We have a commitment for a fixed margin over LIBOR and we have LIBOR sort of under control, so to speak, or hedged for about 55% of that.

Michael Safransky — Onyx Capital — Analyst

And when was that locked in?

John Crowley — FairPoint Communications, Inc. — CFO

At various points. We started putting—some of those hedges go back to early 2005. Some of them go back to June of this year. We are continuing on a kind of a portfolio basis to add to that.

Michael Safransky — Onyx Capital — Analyst

I wasn’t talking about the hedges. I’m talking about the actual fixed commitment.

John Crowley — FairPoint Communications, Inc. — CFO

The margin was set on January 16th.

Michael Safransky — Onyx Capital — Analyst

Okay, so then if you were doing that financing now, it would probably be at a higher rate?

John Crowley — FairPoint Communications, Inc. — CFO

If we were doing it today, I suppose that is possible, the market has been a bit wobbly. But that of course is why we did it on January 16th.

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Michael Safransky — Onyx Capital — Analyst

Okay, great. And also again, as far as the dividend go, I know you’ve spoken about it that you are not exactly earning the dividend from cash flow yet—

John Crowley — FairPoint Communications, Inc. — CFO

That was only in this particular quarter and (multiple speakers)

Michael Safransky — Onyx Capital — Analyst

Right.

 John Crowley — FairPoint Communications, Inc. — CFO

—and we guided to that, right.

Michael Safransky — Onyx Capital — Analyst

But I understand. So you are saying that going forward anyway, you have a cushion. Now does that impact the tax characteristics of the dividend? And again, I think the other person addressed—would you be in a position where you would have to cut the dividend at some point if it continued—to not make it—to not actually earn the dividend?

John Crowley — FairPoint Communications, Inc. — CFO

Well that is a pretty hypothetical question. Let me just talk specifically about the tax treatment. Because of the gain on Orange Poughkeepsie, we expect that a pretty big piece certainly more than half of this year’s dividend would receive ordinary dividend tax treatment. For 2008, we think it will be entirely ordinary dividend tax treatment and the reason for that is is that we understand that there is a substantial balance of earnings and profits coming over in the merger. We don’t know that number specifically yet. We’ve agreed with Verizon to research that in the fourth quarter.

We will probably do an analyst meeting some time in December and that is one of the things that we have on our list that we will put in front of you. Obviously we will put that on the Website and you are welcome to come to the meeting.

Michael Safransky — Onyx Capital — Analyst

Okay great. And lastly, is there actually a breakup fee from Verizon to you if they decide not to consummate the merger?

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

I don’t think so.

Michael Safransky — Onyx Capital — Analyst

I only ask because there was—

John Crowley — FairPoint Communications, Inc. — CFO

The breakup fee is they are giving us $40 million.

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FINAL TRANSCRIPT

Aug. 09. 2007 / 8:30AM ET, FRP - Q2 2007 FairPoint Communications, Inc. Earnings Conference Call

Michael Safransky — Onyx Capital — Analyst

(multiple speakers) because there was that I think of Vodafone buying Verizon and spinning out the land lines way back when—I just I was wondering how that hypothetically would have affected you? That was the only reason I asked.

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

We don’t think it would affect us at all. There is no out for Verizon.

Michael Safransky — Onyx Capital — Analyst

Okay, great. Thank you.

Operator

Thank you. We have reached the allotted time for questions. Sir, do you have any closing remarks?

Gene Johnson — FairPoint Communications, Inc. — Chairman and CEO

Yes. I just want to say thank you very much for participating. We know that you have a lot to do this morning. There’s a lot of other calls going on so we agreed up front we would keep this call to 50 minutes. I do want to remind you to vote in favor of the merger when you receive your proxy, if any shareholders are on the call.

And again, thank you all very much for taking the time this morning to listen to the call and have a great, great day. So long.

Operator

Thank you for participating in today’s conference. You may now disconnect.

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